Exhibit 99

PROTECTIVE ANNOUNCES
2002 EARNINGS

BIRMINGHAM, Alabama (February 7, 2003) Protective Life Corporation (NYSE: PL) today reported results for 2002. Highlights include:

        o For the year, operating income from continuing operations increased 13.1% to $2.50 per diluted share compared to $2.21 per share in 2001. Operating income from continuing operations in the fourth quarter was $.50 per diluted share, compared to $.59 per share for the same period last year. Included in 2002 fourth quarter operating income was a charge of $20.1 million, or $.29 per share, related to reserve strengthening and other charges in ancillary lines of business in the Company’s Asset Protection segment. Excluding this charge, operating income was $.79 compared to $.59, an increase of 33.9%. Operating income excludes realized investment gains and losses and related amortization, income (loss) from discontinued operations, extraordinary loss, and the cumulative effect of changes in accounting principles.

        o Net income for 2002 was $2.52 per diluted share, compared to $1.47 per share in 2001. Net income for the quarter was $30.3 million, or $.43 per diluted share, as compared to a loss of $4.9 million, or $.08 per diluted share for the same period last year. Included in the current quarter’s net income were net realized investment losses of $5.2 million, compared to a loss of $21.0 million one year ago. The $5.2 million of realized loss is comprised of $4.2 million related to marking derivative contracts to market under SFAS No. 133, and a $1.0 million loss in portfolio trading activities. There was also an extraordinary loss of $1.4 million related to the early extinguishment of debt in the current quarter.

        o Operating return on average equity for the twelve months ended December 31, 2002 was 13.8 percent, excluding the reserve strengthening and other charges.

        o At December 31, 2002, the Company’s assets were $21.9 billion, compared to $19.7 billion at year-end 2001, and share owners’ equity per share was $21.59, excluding $3.47 per share of unrealized investment gains resulting from marking the Company’s securities to market value.

        o Protective experienced no material credit defaults in its investment portfolio during the year. At December 31, 2002, below investment grade securities were less than six percent of invested assets, and problem mortgage loans and foreclosed properties remained less than one percent of invested assets.

        o Life insurance sales were $224.1 million for the full year, an increase of 37.1%. All of the Company’s distribution channels experienced year-over-year growth in sales. Pretax operating earnings in the life marketing segment grew by 40.2% to $125.6 million.

        o The Company’s Acquisition division had pretax operating earnings growth of 39.8%, from $68.0 million in 2001 to $95.1 million in 2002.

John D. Johns, Protective's Chairman, President and Chief Executive Officer commented:

“We ended 2002 with strong performance in our core life insurance, acquisitions, and stable value lines of business. We are also delighted by the continuing excellent performance in our investment portfolios. We finished the year with virtually no credit losses in our securities portfolio and very strong performance in our commercial mortgage loan portfolio. Our annuity line performed slightly better than expected in a difficult market environment, and no charge was required in the quarter for deferred acquisition expenses relating to the variable annuity line. We are continuing to take aggressive action in the Asset Protection segment to improve results. We believe that the reserve strengthening, combined with the exit from ancillary lines of business and focus on expense and claims management, will allow the segment to contribute to earnings in 2003. The strong finish in 2002 bodes well for improving overall performance and growth in 2003 and beyond.”

FOURTH QUARTER AND FULL-YEAR CONSOLIDATED RESULTS

($ in thousands; net of income tax)

                                                        4Q2002            4Q2001           2002           2001
                                                        ------            ------           ----           ----
Operating income from continuing
   operations                                          $35,317           $41,580         $176,052       $154,817
Realized investment gains (losses)
   and related amortization                             (3,569)          (14,276)           2,707        (13,759)
Cumulative effect of change in
   accounting principle                                    -                -                -            (7,593)
Extraordinary loss from early
   extinguishment of debt                               (1,404)             -              (1,404)          -
                                                       --------          --------        ---------      ---------
Net income from continuing operations                   30,344            27,304          177,355        133,465
Loss from Discontinued Operations                         -              (32,179)            -           (30,522)
                                                       --------          --------        ---------      ---------
Net Income (Loss)                                      $30,344           $(4,875)        $177,355       $102,943
                                                       ========          ========        =========      =========

($ per share; net of income tax)

                                                        4Q2002            4Q2001           2002           2001
                                                        ------            ------           ----           ----
Operating income from continuing
   operations                                           $ .50            $ .59             $2.50          $2.21
Realized investment gains (losses) and
   related amortization
     Investments                                         (.01)             .00              (.01)          (.09)
     Derivatives                                         (.04)            (.21)              .05           (.11)
Cumulative effect of change in accounting
   principle                                              -                 -                -             (.11)
Extraordinary loss from early
   extinguishment of debt                                (.02)              -               (.02)            -
                                                        ------           ------            ------         ------
Net income from continuing operations                     .43              .38              2.52           1.90
Loss from discontinued operations                         -               (.46)              -             (.43)
                                                        ------           ------            ------         ------
Net Income (Loss)                                       $ .43            $(.08)            $2.52          $1.47
                                                        ======           ======            ======         ======

BUSINESS SEGMENT OPERATING INCOME (LOSS) BEFORE INCOME TAX

The table below sets forth business segment operating income (loss) from continuing operations before income tax for the periods shown:

                                                                OPERATING INCOME (LOSS) BEFORE INCOME TAX
                                                                             ($ IN THOUSANDS)
                                                      -----------------------------------------------------------

                                                        4Q2002            4Q2001           2002           2001
                                                        ------            ------           ----           ----
Life insurance
     Life Marketing                                    $36,725           $21,986        $ 125,550      $  89,574
     Acquisitions                                       26,441            20,780           95,097         68,040
Retirement savings and
investment products
     Stable Value Contracts                             11,334             8,728           42,272         33,150
     Annuities                                           3,034             4,049           15,694         16,934
Specialty insurance products
     Asset Protection                                  (31,995)            8,707          (23,378)        33,960
CORPORATE AND OTHER                                      5,752            (2,537)           7,803        (10,895)
                                                       --------          --------        ---------      ---------
                                                       $51,291           $61,713         $263,038       $230,763
                                                       ========          ========        =========      =========

Operating income before income tax in the life insurance, specialty insurance products, and corporate and other segments equals segment income before income tax for all periods. In the retirement savings and investment products segment, operating income excludes, whereas income before income tax includes, realized investment gains and losses and related amortization as set forth in the table below. All other realized investment gains and losses are not allocated to a business segment.

($ in thousands)                                        4Q2002            4Q2001           2002           2001
                                                        ------            ------           ----           ----
Operating income before
   income tax                                          $51,291           $61,713         $263,038       $230,763
Realized investment gains (losses)
   and related amortization
     Stable Value Contracts                               (951)             (710)          (7,061)         7,218
     Annuities                                          (1,621)             (903)             296            143
     Unallocated                                        (2,919)          (20,349)          10,930        (28,528)
                                                       --------          --------        ---------      ---------
Income from continuing
   operations before income tax                        $45,800           $39,751         $267,203       $209,596
                                                       ========          ========        =========      =========

SALES

The table below sets forth business segment sales for the periods shown:

                                                                                 SALES
                                                                             (IN MILLIONS)
                                                        -------------------------------------------------------
                                                        4Q2002            4Q2001           2002           2001
                                                        ------            ------           ----           ----
Life insurance
     Life Marketing                                     $ 64.0           $ 56.2            $224.1        $163.5
Retirement savings and
investment products
     Stable Value Contracts                              390.9             58.0           1,154.9       1,046.0
     Annuities                                           151.4            201.2             952.9         951.6
Specialty insurance products
     Asset Protection                                    113.3            136.9             490.3         521.5

(The sales statistics given in this press release are used by the Company to measure the relative progress of its marketing efforts. These statistics were derived from the Company’s various sales tracking and administrative systems and were not derived from the Company’s financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future business segment profitability, and therefore are not intended to be predictive of future profitability.)

BUSINESS SEGMENT HIGHLIGHTS

LIFE MARKETING: Fourth quarter pretax operating income for the Life Marketing segment increased 67.0% compared to the fourth quarter of 2001. This increase is attributable to growth in business-in-force due to strong sales in prior periods, lower expense variances, and favorable mortality results. Total life insurance sales were $64.0 million in the quarter, compared to sales of $56.2 million during the fourth quarter of 2001, an increase of 13.9%. Sales for 2002 were $224.1 million, an increase of 37.1% over the prior year. Each of the Company’s life insurance distribution channels experienced year-over-year sales growth. The independent agent channel grew by 6.6%; brokerage agent channel sales increased by 50.0%; sales through stockbrokers grew by 44.4%; and sales through the direct response channel increased 21.9%.

Mortality experience during the quarter was approximately $0.9 million better than pricing and $6.1 million better for the full year.

ACQUISITIONS: Pretax operating income in the quarter increased by $5.6 million compared to the prior year’s quarter. Pretax income for the full year was $95.1 million, an increase of $27.1 million or 39.8%. This growth was primarily due to earnings contributed by the acquisitions completed in 2001 and 2002. The segment had favorable mortality experience of $2.0 million in the fourth quarter, approximately $0.6 million more favorable than the prior year. Mortality for the full year was $3.2 million better than pricing.

STABLE VALUE CONTRACTS: Stable value contract account balances ended the quarter at $3.9 billion. Pretax operating income increased from $8.7 million in the fourth quarter of 2001 to $11.3 million in the fourth quarter of 2002 because of higher average account balances and a wider spread. Spreads widened from 89 basis points in the fourth quarter of 2001 to 112 basis points in the fourth quarter of 2002. For the full year, average account balances increased by $400 million, with average spreads increasing by 17 basis points.

ANNUITIES: Pretax operating income in the Annuities segment decreased from $4.0 million in the fourth quarter of 2001 to $3.0 million this quarter, primarily because of lower sales of fixed annuities and an increase of $0.5 million to the reserve for guaranteed minimum death benefits.

Total annuity sales in the fourth quarter decreased 24.7% over the same period last year. For the full year, annuity sales were even with 2001, at just under $1 billion for both years. The Company’s variable annuity sales increased 23.2% for the year, with fixed annuity sales down 8.2%. Annuity account balances were $4.7 billion as of December 31, 2002.

In light of recent declines in the equity markets, the Company has reviewed its deferred acquisitions costs in its variable annuity lines. Based upon the level of the S&P 500 Index at December 31, 2002, the analysis indicated that no unlocking charge was required. The Company will continue to monitor its deferred acquisition costs on a quarterly basis.

The Company offers a guaranteed minimum death benefit feature (GMDB) on its variable annuity products. The Company’s accounting policy has been to calculate the total exposure to GMDB, and then apply a mortality factor to determine the amount of claims that could be expected to occur in the coming twelve months. The Company then accrues to that amount over four quarters. At December 31, 2002, the total GMDB reserve was $5.6 million, an increase of $0.5 million from September 30, 2002. The total guaranteed dollar amount payable under the GMDB feature based on the variable annuity account values at December 31, 2002 was $539 million, compared to $609 million at September 30, 2002. In accordance with statutory accounting practices prescribed or permitted by regulatory authorities, the Company’s insurance subsidiaries will report a GMDB reserve of $24.7 million at December 31, 2002.

ASSET PROTECTION: The Asset Protection segment experienced a pretax operating loss for the quarter of $32.0 million compared to income of $8.7 million in the fourth quarter of 2001. Included in the loss were pretax charges of $30.9 million, or $.29 per share (after tax), related to premium deficiency reserve strengthening and other charges in certain of the segment’s ancillary lines of business. As previously announced, the Company is exiting these lines of business, which are not core to either the credit insurance or service contract businesses.

Additionally, the Company was unable to close the previously announced prospective sales of two inactive insurance company charters during the quarter which would have partially offset the charges.

CORPORATE AND OTHER: This segment consists primarily of net investment income on capital, interest expense on all debt, and various other items not associated with the other segments. The increase in income in the fourth quarter is attributable to an increase in participating mortgage income, reduced interest expense on corporate debt, and lower claims in the Company’s runoff cancer block.

CONFERENCE CALL

There will be a conference call for management to discuss the year’s results with analysts and professional investors on Friday, February 7 at 11:00 a.m. Eastern. Analysts and professional investors may access this call by calling 1-800-603-4928 (international callers 706-634-6332) shortly before that time. A recording of the call will be available from 12:00 p.m. Eastern February 7 until midnight February 8. The recording may be accessed by calling 1-800-642-1687 (international callers 706-645-9291) and giving the code number 7475533.

The public may listen to a simultaneous webcast of the call on the Company’s web site at www.protective.com. A recording of the webcast will also be available until midnight February 14, 2002.

Supplemental financial information will be available at release time through our web site at www.protective.com.

FORWARD-LOOKING STATEMENTS

This release and the supplemental financial information provided includes “forward-looking statements” which express expectations of future events and/or results. All statements based on future expectations rather than on historical facts are forward-looking statements that involve a number of risks and uncertainties, and the Company cannot give assurance that such statements will prove to be correct. The factors which could affect the Company’s future results include, but are not limited to, general economic conditions and the following trends and uncertainties: we are exposed to many types of risks that could negatively affect our business; we operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry; a ratings downgrade could adversely affect our ability to compete; our policy claims fluctuate from period to period, and actual results could differ from our expectations; we use estimates in our financial statements; the use or reinsurance introduces variability in our statement of income; we could be forced to sell investments at a loss to cover policyholder withdrawals; interest rate and equity market fluctuations could negatively affect our spread income or otherwise impact our business; insurance companies are highly regulated; changes to tax law or interpretations of existing tax law could adversely affect the Company and its ability to compete with non-insurance products or reduce the demand for certain insurance products; financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments; a decrease in sales or persistency could negatively affect our results; our investments are subject to risks; our growth from acquisitions involves risks; we are dependent on the performance of others; and our reinsurance program involves risks. Please refer to Exhibit 99(a) of the Company’s most recent Form 10-K/10-Q for more information about these factors which could affect future results.

CONTACTS:

Allen Ritchie
Executive Vice President and Chief Financial Officer
(205) 868-3500

Sheri Cook
Vice President, Corporate Finance/Investor Relations
(205) 868-3773